Exhibit 99.1

Investor Relations Contact:
Raphael Gross/Don Duffy of ICR
203.682.8200
Kona Grill Reports Nasdaq Deficiency Notice
Scottsdale, AZ—(Globe Newswire)—December 17, 2008—Kona Grill, Inc. (Nasdaq: KONA) today announced that it received a letter from the staff of the Listing Qualifications Department of the Nasdaq Stock Market dated December 15, 2008 notifying the Company that as a result of the Board of Directors vacancy created by the resignation of Kent D. Carlson as a director on December 11, 2008, the Company does not comply with Nasdaq’s Marketplace Rule 4350, which requires companies to have a majority of independent directors as defined by the Nasdaq rules and requires a company’s audit committee to have at least three independent directors. Consistent with Marketplace Rule 4350(c)(1) and Rule 4350(d)(4), Nasdaq has provided the Company a cure period in order to regain compliance until the earlier of the Company’s next annual shareholders’ meeting or December 11, 2009. If the next annual shareholders’ meeting is held before June 9, 2009, then the Company must evidence compliance no later than June 9, 2009. The Company expects that it will be able to fill the vacancy within the cure period.
About Kona Grill
Kona Grill restaurants serve a diverse selection of mainstream American dishes as well as a variety of appetizers and entrees with an international influence. Each restaurant also features an extensive sushi menu and sushi bar and is open daily for lunch and dinner. Sunday through Thursday, the restaurant is open from 11 a.m. to 11 p.m., and until midnight on Friday and Saturday. The restaurant offers patrons two happy hours. Weekday Happy Hour is offered Monday through Friday from 3 p.m. until 7 p.m. A Reverse Happy Hour is also offered Monday through Saturday from 9 p.m. until 11 p.m. Both Happy Hours feature a selection of half-priced appetizers, pizzas and sushi rolls, plus a selection of drink specials. For further information, please visit our website at www.konagrill.com